EXHIBIT 10.5

Execution Copy

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

CALPHALON CORPORATION

AND

MONROVIA COOKWARE, INC.

Dated as of September 9, 2014

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

DEFINED TERMS

Accounting Principles	30
Accounts Payable	30
Accounts Receivable	30
Acquired Assets	1
Acquired Cash	1
Adjustment Date	30
Affiliate	30
Agreement	1
Ancillary Agreements	30
Applicable Law	31
Assumed Liabilities	3
Balance Sheets	8
Benefits Continuation Period	18
Business	31
Business Contracts	2
Business Days	31
Business Records	2
Cash	31
Cause	19
Closing	5
Closing Date	5
Closing Payment	5
Code	31
Competitive Transaction	17
Confidential Information	15
Confidentiality Agreement	15
Contracts	1
Controlling Party	31
Damages	31
Disclosure Schedule	7
Effective Time	5
Electrics Inventory Shortfall	18
Electrics Transfer Date	18
Employee	12
Employee Benefit Plan	31
Employee Transfer Date	18
Employees	18

-iv-

Encumbrances	8
Environmental Claim	31
Environmental Laws	31
Environmental Permits	13
Equipment	1
equitable manner	30
ERISA	31
Excluded Assets	2
Excluded Liabilities	4
Excluded Taxes	31
Expiration Date	24
Financial Statements	8
Fundamental Representations	24
Governmental Authority	8
herein	36
hereof	36
herewith	36
Human Resources Services Agreement	6
include	36
includes	36
including	36
Income Taxes	32
Intellectual Property	32
Inventory	1
Kitchen Electrics Inventory	18
Knowledge of Purchaser	32
Knowledge of Seller	32
Landlord Consents	21
Leased Real Property	9
Legal Requirement	11
Liability	3
License Agreement	6
made available	35
Material Adverse Effect	32
Material Contracts	10
Newell	32
Non-Controlling Party	32

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Parties	1
Party	1
Permits	32
Permitted Encumbrances	33
Person	33
Post-Closing Period	33
Pre-Closing Period	33
Purchase Price	5
Purchaser	1
Purchaser Indemnified Parties	24
Real Property Lease	9
Retailer Agreement	6
Schedule	7
Seller	1
Seller Guaranty	17
Seller Indemnified Parties	24
Statement Date	8
Straddle Period	33
Tax Claim	33
Tax Proceeding	28
Tax Return	33
Taxes	33
Taxing Authority	33
Termination Date	22
Third-Party Claim	26
Transfer Taxes	29
Transferred Employees	18
Transition Services Agreement	6
Updated Disclosures	34
Welfare Plans	19

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Exhibits

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 9, 2014, is by and between CALPHALON CORPORATION, an Ohio corporation (“Seller”) and MONROVIA COOKWARE, INC., a Delaware corporation (“Purchaser”). Each of Seller and Purchaser are referred to in this Agreement as a “Party” and, collectively, the “Parties.”

RECITALS:

WHEREAS, Purchaser desires to purchase the Acquired Assets and to assume the Assumed Liabilities from Seller, and Seller desires to sell the Acquired Assets and transfer to Purchaser the Assumed Liabilities, on the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, the Parties, intending to be legally bound, agree as follows:

AGREEMENTS:

ARTICLE I

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1 Acquired Assets. On the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser will purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the following assets, properties, rights, contracts and claims of Seller, in each case free and clear of all Encumbrances other than Permitted Encumbrances, of the Business (collectively, with the Kitchen Electrics Inventory, the “Acquired Assets”):

(a) All inventories of finished goods and packaging materials that are located on the Leased Real Property as of the Closing (collectively, “Inventory”);

(b) All equipment, furniture, furnishings, fixtures, tools and other tangible personal property, and all communications equipment, including personal laptop computers and cellular phones, in each case, which may be assigned to a Transferred Employee or that are located on the Leased Real Property as of the Closing (collectively, the “Equipment”);

(c) The cash from customers of the Business located at the Leased Real Property as of the Closing and all checks from customers of the Business located at the Leased Real Property as of the Closing (with such checks endorsed by Seller to Purchaser) (collectively, the “Acquired Cash”);

(d) All of Seller’s right, title and interest in the “Chef’s Outlet” trade name;

(e) All contracts, agreements, commitments, purchase orders, leases, licenses and other legally binding arrangements, whether written or oral (collectively, “Contracts”), but only to the extent such Contracts are (i) listed on Schedule 4.8 (except to the extent that a Contract or part of a Contract is identified as an Excluded Asset in Section 1.2) or (ii) entered into in the ordinary course of business and related exclusively to the Business, but excluding any Contracts between Seller and any Affiliate of Seller (such Contracts that constitute Acquired Assets collectively referred to as the “Business Contracts”);

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(f) All books and records, including business records, research material, tangible data, documents, personnel records with respect to Transferred Employees, invoices, customer lists, vendor lists, service provider lists, sales and promotional literature, catalogs and advertising material used for the marketing of the products of the Business, but only to the extent related exclusively to the Business, but excluding Tax Returns and related notes, worksheets, files and documents relating thereto (collectively, “Business Records”);

(g) All rights, causes of actions, claims and credits to the extent related exclusively to any Acquired Asset or any Assumed Liability, including all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any Acquired Asset or any Assumed Liability;

(h) All transferable Permits that are (i) exclusively related to the operation of the Business;

(i) The application systems and software set forth on Schedule 1.1(i);

(j) All other tangible assets of the Business located at the Leased Real Property as of the Closing, except (A) those assets that are owned by the owner of the Leased Real Property, (B) Excluded Assets and (C) assets that have been disposed of in the ordinary course of operation of the Business since the Statement Date.

After the Closing Date, Seller shall take all action (or shall cause its Affiliates to take all actions) reasonably requested by Purchaser to effect the provisions of this Section 1.1, including the prompt delivery of any Acquired Assets that are inadvertently not transferred at Closing.

1.2 Excluded Assets. All assets, properties, rights, contracts and claims, wherever located, whether tangible or intangible, real or personal, of Seller not included in the definition of Acquired Assets (collectively, the “Excluded Assets”) are retained by Seller, including:

(a) All books and records not constituting Business Records, including Seller’s charter, bylaws and similar organizational documents, minutes, stock records and similar documents;

(b) Except for the Acquired Cash, all Cash or cash equivalents, including any marketable or other securities, and accrued interest, dividends or other earnings thereon, wherever located, deposits of, and any rights or interests in, the cash management system of Seller and its Affiliates, bank accounts and lockboxes;

(c) All goodwill generated by, and associated with, Seller and the Business;

(d) All Accounts Receivable;

(e) All rights to and the use of the “Newell Rubbermaid” and “Calphalon” trade names and trademarks, any derivation or combination thereof and all associated goodwill, and any other Intellectual Property not specifically described in Section 1.1(d);

(f) All rights of Seller under (i) any Contracts other than the Business Contracts and (ii) the Contracts listed on Schedule 1.2(f);

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(g) All Contracts between Seller or any Affiliate of Seller, and all intercompany receivables owed to Seller by any Affiliate of Seller;

(h) Exhibit C of the Contract noted in Schedule 4.8 as “*Contract Partially Retained by Seller”;

(i) All assets used in connection with the centralized management functions provided by or to Seller, including SAP;

(j) All Employee Benefit Plans and any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations of Seller under, any such Employee Benefit Plans, other than as provided in Section 7.1;

(k) All insurance policies and all rights of Seller of every nature and description under or arising out of such insurance policies;

(l) All claims for and right to receive any deferred Tax asset or to receive any Tax refunds relating to the operation or ownership of the Business or the Acquired Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date, including any refunds or rebates of anti-dumping, countervailing or other customs duties, tariffs or charges relating to the operation or ownership of the Business or the Acquired Assets prior to the Closing Date;

(m) All application systems and software, including all computer software, programs and source disks, and related program documentation, tapes, manuals, forms, guides and other materials, computer hardware and other systems hardware and networking and communications assets, including servers, databases, backups and peripherals, except for those application systems and software items specifically listed on Schedule 1.1(i);

(n) Seller’s rights under this Agreement, the other agreements and instruments executed and delivered in connection with this Agreement, and the transactions contemplated hereby or thereby; and

(o) Any claims of Seller or its Affiliates related to any Excluded Asset.

1.3 Assumed Liabilities. As of the Closing, Purchaser shall assume and be liable for the following debts, claims, liabilities, obligations, damages, fines, penalties, costs or expenses (whether known or unknown, vested or unvested, asserted or unasserted, absolute or contingent, accrued or unaccrued, assessed or unassessed, liquidated or unliquidated, actual or potential, and due or to become due) (each, a “Liability”) of Seller or relating to the Business or the Acquired Assets, as and to the extent not satisfied or extinguished as of the Effective Time (collectively, the “Assumed Liabilities”):

(a) All Liabilities under the Business Contracts (including all rent payments due under all of the Real Property Leases) to perform any covenant or obligation under such Business Contracts and Real Property Leases as of and following the Closing; provided, however, that such assumption of Liabilities is exclusive of any Liability or obligation arising thereunder and to the extent related thereto as a result of any breach, default or failure of Seller to perform any covenants or obligations required to be performed by Seller under such Business Contracts and Real Property Leases prior to the Closing;

(b) All Liabilities related to the Business arising on or after the Closing Date under the Worker Adjustment and Retraining Notification Act (or any applicable state law equivalent);

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(c) All Liabilities relating to any workers’ compensation claim for any Transferred Employees for any injury or exposure to the extent such Liability relates to injury or exposure occurring on or after the Closing Date while working for the Business (including any worsening of a condition existing at Closing caused by activities on or after the Closing Date);

(d) All Liabilities incurred by Purchaser in the operation of the Business on or following the Closing Date, including Liabilities arising from or relating to the use, ownership, operation or resale of the Acquired Assets on or following the Closing Date;

(e) All Liabilities with respect to any returns of products purchased at any Leased Real Property for any reason other than a valid consumer warranty claim;

(f) The following accrued current Liabilities of the Business as of the Closing Date: accrued vacation/paid time off, accrued salary or other compensation, accrued sales commissions or other accrued employment-related liabilities; and

(g) All Liabilities related to the Business or the Employees arising on or following the Closing Date.

1.4 Excluded Liabilities. Purchaser will not and does not hereby assume, nor will Purchaser be liable for, any Liabilities of Seller or relating to the Business other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including:

(a) All Liabilities arising under or with respect to Contracts between Seller or an Affiliate of Seller, and all intercompany payables owed by Seller to any Affiliate of Seller;

(b) All Liabilities to be paid or retained by Seller pursuant to the terms of this Agreement;

(c) All Liabilities related exclusively to the Excluded Assets;

(d) All Accounts Payable;

(e) All Liabilities for legal, accounting, audit and investment banking fees, brokerage commissions and any other like expense incurred by Seller in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby;

(f) Any Liabilities of Seller in respect of indebtedness for borrowed money, indebtedness evidenced by notes, debentures or other similar instruments or liabilities under factoring arrangements;

(f) Any Liabilities of Seller under any Environmental Law resulting from their operation of the Business or the Leased Real Property prior to the Closing Date;

(g) Any Liabilities (including indemnification obligations) under litigation arising out of or relating to events that occurred prior to the Closing, or following the Closing if and to the extent related to any of the Excluded Assets or Excluded Liabilities, whether arising by way of counterclaim or otherwise;

(h) Any Liabilities for accrued bonus due to any Transferred Employee as of the Closing;

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(i) All Liabilities (other than those assumed pursuant to Section 1.3) relating to the employees of Seller arising on or prior to the Closing Date (including all Liabilities of any nature arising out of or related to events occurring on or prior to the Closing Date concerning or relating to (x) any and all applicable worker’s compensation statutes or similar Laws, or (y) any pension or other post-retirement benefits, or non-qualified deferred compensation liability, and any multi-employer plan withdrawal liability);

(j) All Tax Liabilities (including deferred Tax Liabilities) arising from or relating to Tax periods or portions of Tax periods beginning before the Closing Date; provided that Purchaser shall satisfy or reimburse Seller for any sales tax Liabilities in respect of sales for which Purchaser has received Acquired Cash; and

(k) All Liabilities with respect to any consumer warranty claims for products sold by the Business prior to the Closing;

Seller will continue to be liable for the Excluded Liabilities.

ARTICLE II

PURCHASE PRICE

2.1 Amount and Form of Purchase Price. The aggregate consideration to be paid by Purchaser to Seller in consideration of the Acquired Assets (the “Purchase Price”) is:

(a) $1.00 (the “Closing Payment”); and

(b) The assumption by Purchaser of the Assumed Liabilities.

2.2 Closing Payments; Assumption of Assumed Liabilities. As of the Closing, Purchaser shall (a) pay to Seller the Closing Payment and (b) assume the Assumed Liabilities and Seller will pay to Purchaser, in consideration of Purchaser assuming the Assumed Liabilities, $1,000,000.

2.3 Allocation of Purchase Price. Within 30 days after the Closing Date, Seller will provide a schedule allocating the Purchase Price among the Acquired Assets. Except as otherwise required by law or pursuant to a “determination” under Section 1313(a) of the Code, Purchaser and Seller agree to act, and will cause their Affiliates to act, in accordance with such allocations for all Tax purposes, and neither Purchaser nor Seller nor their respective Affiliates will take any position inconsistent therewith in any Tax Returns or similar filings, any refund claim, any litigation, or otherwise.

ARTICLE III

CLOSING

3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m. (U.S. Central Time), on the second Business Day after satisfaction (or waiver) of the conditions set forth in ARTICLE VIII (other than those conditions to be satisfied by the delivery of documents or taking any other action at the Closing by any Party) at the offices of Schiff Hardin LLP, 233 S. Wacker Drive, Suite 6600, Chicago, Illinois, unless another time, date or place is agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to as the “Closing Date,” and the effective time of the Closing (the “Effective Time”) will be at 11:59 p.m., U.S. Eastern Time, on the Closing Date. In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered by overnight courier service on the next business day following the Closing. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

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3.2 Closing Deliveries.

(a) By Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(1)

Bills of sale and other instruments of assignment and transfer as may be reasonably necessary to vest in Purchaser all of Seller’s right, title and interest in and to the Acquired Assets, in each case, in form and substance reasonably satisfactory to Purchaser, duly executed by Seller;

(2)	A retailer agreement, substantially in the form attached as Exhibit B (the “Retailer Agreement”), duly executed by Seller;

(3)	A license agreement, substantially in the form attached as Exhibit C (the “License Agreement”), duly executed by Seller;

(4)	A transition services agreement, substantially in the form attached as Exhibit D (the “Transition Services Agreement”), duly executed by Seller;

(5)	A human resources services agreement, substantially in the form attached as Exhibit E (the “Human Resources Services Agreement”), duly executed by Seller;

(6)

A certificate executed by the corporate secretary or assistant secretary of Seller certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation of Seller, (B) a true and complete copy of the bylaws of Seller, and (C) a true and complete copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby;

(7)	A certificate from the appropriate Governmental Authority certifying the good standing of Seller in its state of incorporation;

(8)	A certificate of non-foreign status satisfying the requirements of Treasury Regulation Section 1.1445-2(b), duly executed by Seller; and

(9)	All other previously undelivered documents required to be delivered by Seller to Purchaser at or prior to the Closing pursuant to this Agreement.

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(b) By Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller:

(1)	The Closing Payment;

(2)	Instruments evidencing the assumption by Purchaser of the Assumed Liabilities, in form and substance reasonably acceptable to Seller, duly executed by Purchaser;

(3)	The Retailer Agreement, duly executed by Purchaser;

(4)	The License Agreement, duly executed by Purchaser

(5)	The Transition Services Agreement, duly executed by Purchaser;

(6)	The Human Resources Services Agreement, duly executed by Purchaser;

(7)

A certificate executed by the corporate secretaries or assistant secretaries of Purchaser certifying as of the Closing Date (A) a true and complete copy of the articles of organization of Purchaser, (B) a true and complete copy of the operating agreement of Purchaser, and (C) a true and complete copy of the resolutions of the governing body of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated by this Agreement;

(8)	Resale certificates, duly executed by Purchaser, for each jurisdiction in which Inventory or Electrics Inventory is being transferred pursuant to this Agreement; and

(9)	A certificate from each appropriate Governmental Authority certifying the good standing of each of Purchaser in their respective states of formation/organization.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in any applicable schedule or schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedule”), Seller represents and warrants to Purchaser as follows:

4.1 Organization, Existence and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all corporate power and authority to own, lease and operate its properties and to carry on the Business as currently being conducted. Seller is duly qualified or licensed as foreign corporation and is in good standing in each jurisdiction in which its right, title or interest in or to any Acquired Assets or the conduct of the Business by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect. Seller is a wholly-owned direct or indirect subsidiary of Newell. Seller is duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation, and has all corporate power and authority to own, lease and operate its properties and to carry on the Business as currently being conducted.

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4.2 Authorization, Validity and Execution. Seller has all necessary corporate power and authority (a) to execute and deliver this Agreement and all other agreements, certificates, and documents executed or to be executed in connection herewith, as applicable, (b) to perform its obligations hereunder and thereunder and (c) to consummate the transactions contemplated hereby and thereby. Each of this Agreement, and all other agreements, certificates, and documents executed or to be executed in connection herewith has been or will be duly executed and delivered by Seller and, assuming the due execution of this Agreement by Purchaser, is or will be as of the Closing a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

4.3 Consents and Approvals; No Violations. Except as set forth on Schedule 4.3, the execution by Seller of this Agreement and all other agreements, certificates, and documents executed or to be executed in connection herewith, and the consummation by Seller of the transactions contemplated hereby and thereby (a) will not violate the provisions of the organizational documents of Seller; (b) will not violate any statute, rule, regulation, order or decree of any foreign, federal, state or local governmental or regulatory body, agency or authority (“Governmental Authority”) by which Seller is bound or to which any of the Acquired Assets is subject; (c) will not require any consent or approval of, or the giving of any notice to, or filing with, any Governmental Authority on or prior to the Closing Date; and (d) will not result in a violation of, conflict with, constitute a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien, encumbrance, restriction, security interest or claim of any kind and character (“Encumbrances”) upon any of the Acquired Assets under, any of the terms, conditions or provisions of any Material Contract to which Seller is a party or by which any of the Acquired Assets may be bound, excluding from the foregoing clauses (c) and (d) consents, approvals, notices and filings the absence of which, and violations, defaults, rights, conflicts or Encumbrances the existence of which would not have a Material Adverse Effect.

4.4 Financial Statements. Schedule 4.4 sets forth the unaudited balance sheets of the Business as of June 30, 2014 (the “Statement Date”) and December 31, 2013 (the “Balance Sheets”), and the unaudited statement of income of the Business for the year ended December 31, 2013 and for the six-month period ended June 30, 2014 (together, with the Balance Sheets, the “Financial Statements”). The Financial Statements have been prepared in accordance with the Accounting Principles and consistently applied throughout the periods presented. Except as specifically set forth in the Financial Statements or described in Schedule 4.4, to the Knowledge of Seller, Seller is not subject to any Liability for which accrual would be required under the Accounting Principles that is exclusively related to the Business, other than liabilities in the ordinary course of the Business since the date of the Statement Date and that individually, or in the aggregate, are not material.

4.5 Inventory. The Inventory and the Kitchen Electrics Inventory were acquired or manufactured in the ordinary course of the Business. Following the Closing, Purchaser will own the Inventory and, following the Electrics Transfer Date, the Kitchen Electrics Inventory, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

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4.6 Absence of Certain Changes or Events. Except in connection with the transactions contemplated hereby or as set forth on Schedule 4.6, since the Statement Date (a) Seller has conducted the Business in the ordinary course of business and (b) the Business has not incurred or sustained:

(a) any event, development, circumstance or occurrence which has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any material damage, destruction or other casualty loss (whether or not covered by insurance) materially affecting the Business or the Acquired Assets;

(c) any sale, transfer, lease or other disposition of any material asset of Seller, except for inventory, unless sold or otherwise transferred in the ordinary course of business;

(d) any capital expenditure, or commitments for capital expenditures, by Seller with respect to the Business in an amount in excess of $100,000 in the aggregate;

(e) any material increase in the compensation or benefits payable or paid, whether conditionally or otherwise, to any Transferred Employee, consultant or agent of the Business other than, (i) with respect to employees who are not officers, directors or senior managers of the Business, in the ordinary course of business and consistent with past practice; and (ii) annual merit wage and salary increases made in the ordinary course of business and pro rata compensation payable by Seller (that is not an Assumed Liability);

(f) any Tax election of Seller made, changed or revoked, any settlement of any proceeding with respect to Taxes of Seller, or amendment of any Tax Return of Seller that would result in any material increase in the Liability for Taxes of Purchaser;

(g) any change in the accounting principles and practices of Seller from those applied in the preparation of the Financial Statements;

(h) any new obligation or Liability under a Material Contract either involving more than $100,000 or outside the ordinary course of business of the Business;

(i) any Liability as a result of the acceleration, termination, modification, or cancellation of any Material Agreement;

(j) any Encumbrance upon any of the Acquired Assets, the existence of which would have a Material Adverse Effect; or

(k) any commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.7 Real Property. Schedule 4.7 sets forth a list of all real property leased by or to Seller and used exclusively in connection with the Business (the “Leased Real Property”). Except as set forth on Schedule 4.7:

(a) Each lease or sublease for the Leased Real Property (each a “Real Property Lease”) is in full force and effect in all material respects and, to the Knowledge of Seller, is valid and enforceable by Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles;

(b) Seller has not received written notice that it is in breach or default (after the expiration of any notice or cure period) under such lease or sublease; and

(c) No event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default by Seller thereunder.

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4.8 Material Contracts.

(a) Schedule 4.8 sets forth a list, as of the Closing Date, of the following Contracts relating primarily to the Business (other than the Contracts that individually have a future liability not in excess of $100,000 or are cancelable by Seller or an Affiliate of Seller upon notice of not more than 90 calendar days for a cost of not more than $100,000), copies of which have been made available to Purchaser:

(1)	Contracts for the purchase or sale of assets, products or services;

(2)	Contracts for the lease of Equipment;

(3)	The Real Property Leases;

(4)	Contracts containing a covenant that restricts Seller from engaging in any line of business or competing with any Person;

(5)	Employment, consulting or independent contractor Contracts, other than unwritten at-will employment Contracts;

(6)	Sales commission agreements and similar Contracts providing for payments to any Person based on sales, purchases, or profits, other than direct payments for goods;

(7)	Joint venture, partnership or other Contracts involving a sharing of profits, losses, costs or liabilities of the Business with any other Person (but not of any other part of Seller’s business);

(8)

Contracts for capital expenditures, other than (A) capital expenditures reflected in the capital expenditures budget of the Business previously made available to Seller or (B) which involves or is reasonably likely to involve aggregate consideration of not more than $100,000; and

(9)

Contracts with any director, officer or employee of Seller (in each case, other than (A) employment agreements covered in Section 4.8(a)(5), (B) payments of compensation for employment to employees in the ordinary course of business and (C) participation in Employee Benefit Plans by employees).

(b) Each Contract required to be set forth on Schedule 4.8 and the other schedules, if any, referred to in Section 4.8(a) (the “Material Contracts”) is a legal, valid and binding obligation of Seller and, to the Knowledge of Seller, each other party thereto, enforceable in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. Seller has performed in all material respects all of the obligations required to be performed by it to date and is not in default under the Material Contracts, and, to the Knowledge of Seller, no other party to any such Material Contract is in default thereunder, except as otherwise set forth on Schedule 4.8(b).

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4.9 Title and Condition of Assets. Seller has good and valid title, or, to the Knowledge of Seller, a valid leasehold interest in, all of the Acquired Assets, free and clear of Encumbrances other than Permitted Encumbrances. The Acquired Assets and the Leased Real Property, together with the rights granted pursuant to the Ancillary Agreements, comprise all of the assets, properties and rights, other than the Excluded Assets, that are necessary and sufficient in all material respects to operate the Business as currently conducted.

4.10 Litigation. Except as set forth on Schedule 4.10, there is no action, suit or proceeding at law or in equity against the Business or the Acquired Assets pending, or to the Knowledge of Seller, threatened. Except as set forth on Schedule 4.10, (a) Seller and the Business have not been permanently or temporarily enjoined or barred by order, judgment or decree of or agreement with any Governmental Authority from engaging in or continuing any conduct or practice in connection with Seller’s conduct of the Business, and (b) there is no outstanding order, judgment, ruling, injunction or decree requiring Seller or the Business to take, or refrain from taking, action with respect to the Business or the Acquired Assets.

4.11 Compliance with Laws. Seller conducts the Business in compliance in all material respects with all Applicable Laws applicable to the conduct of the Business or the ownership or use of the Acquired Assets (each, a “Legal Requirement”). Except as set forth on Schedule 4.11, Seller has not received in the one-year period prior to the Closing Date any written notice from any Governmental Authority regarding (a) any actual alleged or potential violation by the Business of, or failure by the Business to comply with, any Legal Requirement, or (b) any actual, alleged or potential obligation, in respect of the Business, of Seller to undertake, or to bear all or any portion of the costs of, any remedial action of any nature. This Section 4.11 does not relate to Taxes, which are the subject solely of Section 4.12, Employee Benefit Plans, which are the subject solely of Section 4.14, or employee and labor matters, which are the subject solely of Section 4.15.

4.12 Absence of Certain Business Practices. To the Knowledge of Seller, from the date of Seller’s acquisition of the Business to the Closing Date the Business has been operated in all material respects and in substantial compliance with Applicable Law, and neither Seller, nor any of its officers or employees has, with respect to the Business or any of the Acquired Assets, directly or indirectly, (i) given, offered, solicited or agreed to give, offer or solicit any bribe, payoff, kickback, or other unlawful payment or benefit, either directly or indirectly, regardless of form and whether in money, property, services or other benefit, to any customer, supplier, governmental or private or public company employee, other organization or any other Person who is or may be in a position to help or hinder Seller in connection with the development, marketing, use, sale or acceptance of products or services of Seller (or to assist Seller in connection with any actual or proposed transaction relating to the products and services of Seller) to obtain or retain business, regulatory benefit, or other improper advantage in violation of law; (ii) used any corporate funds or any personal funds for unlawful contributions or other unlawful expenses relating to political activity; (iii) made any unlawful payment, either directly or indirectly, to domestic or foreign government or private or public company officials or employees, other organization or to domestic or foreign political parties or campaigns, from corporate funds; (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery provision, law or regulation anywhere in the world; (v) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; or (vi) made any false or fictitious entry on the books or records of Seller relating to any such payments.

4.13 Taxes. Except as otherwise set forth Schedule 4.13:

(a) All Tax Returns that were required to be filed prior to the Closing Date by, or with respect to, the Business, have been filed, and such Tax Returns were true, correct and complete in all material respects when filed;

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(b) All Taxes shown to be due on such Tax Returns have been paid or accrued, other than such Taxes as are being contested in good faith by or on behalf of Seller;

(c) All Taxes that Seller has been required to collect or withhold in connection with the Business have been duly collected or withheld and have been or will be timely and duly paid to the proper taxing authority;

(d) Seller has not received in the one-year period prior to the Closing Date any written notice of any claim or assessment by any taxing authority for deficiencies for Taxes related exclusively to the Business; and

(e) There are no pending or, to the Knowledge of Seller, threatened audits, suits, proceedings, actions or claims for or relating to any liability in respect of Taxes related exclusively to the Business.

4.14 Employee Benefit Plans.

(a) Schedule 4.14(a) lists each material Employee Benefit Plan that is maintained, administered or contributed to by Seller and covers any employee of the Business (“Employee”). With respect to each Employee Benefit Plan, Seller has made available to Purchaser current copies of the plan document or summaries thereof, but, for the avoidance of doubt, Purchaser shall have no obligation whatsoever to continue to maintain any obligations under such Employee Benefit Plans after the Closing Date.

(b) Seller and its Affiliates do not contribute on behalf of an Employee to a multiemployer plan within the meaning of ERISA Section 3(37) and no Employee Benefit Plan is subject to Title IV of ERISA.

(c) Each Employee Benefit Plan that is intended to qualify under Code Section 401(a) has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Employee Benefit Plan has not yet expired, and each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Code Section 501(a) is so exempt. Each Employee Benefit Plan has been maintained in substantial compliance with the material terms thereof and with the requirements prescribed by Applicable Law.

(d) With respect to the Employees, there are no employee post-retirement health plans in effect except as required by ERISA Section 601 or as otherwise disclosed on Schedule 4.14(d).

4.15 Employee and Labor Matters.

(a) None of the employment terms of any Employee are subject to the terms of a current collective bargaining agreement.

(b) Except as described in Schedule 4.15(b), Seller has not received in the one-year period prior to the Closing Date written notice of any complaint against or arbitration proceeding involving the Business which is currently pending before the National Labor Relations Board or the Equal Employment Opportunity Commission with respect to any Transferred Employee or, to the Knowledge of Seller, threatened against Seller with respect to the Business. There are no labor strikes, disputes, grievances pending under any collective bargaining agreements, slowdowns, work stoppages or other labor disturbances or difficulties pending or, to the Knowledge of Seller, threatened against Seller with respect to the Business.

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4.16 Transactions with Affiliates. To the Knowledge of Seller, no officer or director of Seller owns, directly or indirectly, any property, asset or right used by the Business, or any material interest in any Person that is engaged in business as a lessor, lessee, customer or supplier of the Business.

4.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

4.18 Environmental Matters. With respect to the Business and, to the Knowledge of Seller, the Leased Real Property:

(a) the Business and each of the Acquired Assets and Seller is in compliance in all material respects with all applicable Environmental Laws;

(b) no material Environmental Claim is pending or, to the Knowledge of Seller, threatened that relates to or is reasonably likely to materially affect the Acquired Assets or the Business;

(c) Seller (with respect to the Business) holds all material Permits required under Environmental Laws to operate its facilities described in the Leases, as conducted by Seller immediately prior to the Closing (the “Environmental Permits”) and is in material compliance with the Environmental Permits; and

(d) to the Knowledge of Seller, there are no past or present actions, activities, events or incidents, in each case, caused by Seller including the Release, threatened Release or presence of any Hazardous Material, which would reasonably be expected to form the basis of a material Environmental Claim against Seller, or to the Knowledge of Seller, against any Person whose liability for any Environmental Claim Seller has assumed or retained contractually or by operation of law.

4.19 Material Relationships. Except as otherwise set forth in this Agreement or a Disclosure Schedule, there are no outstanding disputes with any material suppliers, customers, resellers or partners of the Business, other than disputes that would not be, individually or in the aggregate, material. No current supplier, customer, reseller or partner of the Business has refused to do business with Seller, or has stated in writing its intention not to continue to do business or to change its relationship or arrangements with respect to the Business, whether as a result of the transactions contemplated hereby or otherwise.

4.20 Warranty Claims. To the Knowledge of Seller, there is no basis for warranty claims which would result in costs materially in excess of the costs which have been incurred by Seller in the ordinary course of business of the Business.

4.21 Disclaimer of All Other Representations and Warranties. OTHER THAN AS EXPRESSLY PROVIDED IN THIS ARTICLE IV, SELLER DOES NOT MAKE AND IS NOT MAKING ANY REPRESENTATION OR WARRANTY TO PURCHASER OR ANY PERSON, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE ACQUIRED ASSETS, THE EXCLUDED ASSETS, THE EXCLUDED LIABILITIES OR THE ASSUMED LIABILITIES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, AND THE BUSINESS AND THE ACQUIRED ASSETS ARE SOLD AS IS. WITHOUT LIMITING THE FOREGOING, SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO PURCHASER, EXPRESS OR IMPLIED, WITH RESPECT TO (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PURCHASER BY OR ON BEHALF OF SELLER IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) ANY MANAGEMENT PRESENTATION OR (C) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS. purchaser hereby acknowledges that it has not relied on any promise, representation or warranty that is not SET FORTH IN THIS AGREEMENT. PURCHASER ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS, LIABILITIES, PROPERTIES AND PROJECTED OPERATIONS OF SELLER WITH RESPECT TO THE BUSINESS AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, PURCHASER HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY AND SPECIFICALLY set forth in this Agreement. PURCHASER ACKNOWLEDGES THAT IT HAS HAD SUCH OPPORTUNITY TO SEEK ACCOUNTING, LEGAL, OR OTHER ADVICE OR INFORMATION IN CONNECTION WITH ITS ENTRY INTO THIS AGREEMENT AND THE oTHER DOCUMENTS REFERRED TO HEREIN REALTING TO THE CONSUMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY AS IT HAS SEEN FIT. PURCHASER ACKNOWLEDGES THAT IT HAS HAD ACCESS TO ITS FULL SATIFSFACTION TO SELLER AND ITS AFFILIATES’ BOOKS AND RECORDS, CONTRACTS, AGREEMENTS AND DOCUMENTS, AND EMPLOYEES, AGENTS AND REPRESENTATIVES.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in any applicable Schedule, Purchaser represents and warrants to Seller as follows.

5.1 Authority; No Conflicts.

(a) Purchaser is a corporation, duly incorporated, validly existing and in good standing under the laws of Delaware.

(b) This Agreement and all other agreements, certificates, and documents executed or to be executed in connection herewith, have been, or as of the Closing as applicable, will be, duly executed and delivered by Purchaser and, assuming the due execution of those agreements by Seller (as applicable), this Agreement and all other agreements, certificates, and documents executed or to be executed in connection herewith constitute or will constitute the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equitable principles.

(c) The execution, delivery and performance of this Agreement and all other agreements, certificates, and documents executed or to be executed in connection herewith by Purchaser do not and will not violate, constitute a default under, give rise to any right of termination, cancellation, payment or acceleration under, or result in the creation of any Lien on any asset of Purchaser under (i) any statute, rule or regulation applicable to Purchaser or any of its properties or assets or (ii) any contract of Purchaser except, in the case of clauses (i) or (ii), for such violations, defaults or right of termination, cancellation, payment or acceleration that, individually or in the aggregate, would not have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

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5.2 Litigation. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Purchaser that would or could prevent, or otherwise materially adversely affect the ability of Purchaser to consummate, the transactions contemplated by this Agreement; or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Purchaser, threatened against Purchaser, that would or could prevent, or otherwise materially adversely affect the ability of Purchaser to consummate, the transactions contemplated by this Agreement.

5.3 Availability of Funds. Purchaser has the financial capability and all of the funds (or committed facilities for all of the funds) required to consummate the transactions contemplated by this Agreement and to permit Purchaser to perform all of its obligations under this Agreement.

5.4 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the incurrence of any indebtedness in connection therewith, the assets (including both tangible and intangible) of Purchaser will exceed their collective liabilities.

5.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

ARTICLE VI

CERTAIN AGREEMENTS

6.1 Confidentiality.

(a) Reference is made to that certain confidentiality agreement previously executed by and between Purchaser and Newell (the “Confidentiality Agreement”). Effective upon the Closing, the Confidentiality Agreement will terminate with respect to information relating solely to the Business; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or its Representatives or Affiliates concerning Seller or any of its Affiliates will remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(b) For a period of two years after the Closing Date, Seller will, subject to clause (c) below, keep confidential prior to and after Closing, and will not disclose to any Person, any Confidential Information to the extent it relates exclusively to the Business. For purposes of this Agreement, “Confidential Information” means any non-public information about the Business, other than information which (i) is or becomes generally available to the public other than as a result of a disclosure by Seller or any Affiliate of Seller, or any Person acting on behalf of Seller or its Affiliate, (ii) is disclosed by Seller or any Affiliate of Seller pursuant to Applicable Law, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations promulgated thereunder, or (iii) becomes available to Seller or any Affiliate of Seller on a non-confidential basis; provided, however, that such source was not known by Seller to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to Purchaser with respect to such information relating to the Business.

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(c) In the event that Seller or any Affiliate of Seller is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, Seller will give Purchaser prompt written notice of such request or requirement so that Purchaser may seek an appropriate protective order or other remedy or waive compliance with the provisions of this Section 6.1(c), and Seller will reasonably cooperate with Purchaser to obtain such protective order upon Purchaser’s request and at Purchaser’s expense. If, in the absence of a protective order or the receipt of a waiver hereunder, any of Seller or its Affiliates is nonetheless compelled to disclose Confidential Information to or at the direction of any Governmental Authority or else stand liable for contempt or suffer other censure, penalty or adverse consequences, Seller or such Seller Affiliate may disclose such specifically requested Confidential Information to or at the direction of such Governmental Authority only after first notifying Purchaser.

6.2 Further Assurances. As and when requested by any Party, each Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, at the requesting Party’s expense, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated hereby and to cause the Closing to occur, including using commercially reasonable efforts to obtain all Permits, consents, qualifications and orders of Governmental Authorities and parties to Business Contracts as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the transactions contemplated hereby. No Party will take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in ARTICLE VIII not being satisfied. Notwithstanding any requirement that Seller use commercially reasonable efforts, nothing in this Agreement shall require Seller or its Affiliates to incur any Liability in connection with Purchaser’s obligation to fulfill their conditions to Closing, including the Landlord Consents.

6.3 Business Records; Cooperation. Each Party will cooperate with, and will afford the other Party and its Representatives reasonable access, during normal business hours, to the books and records related to the Business in respect of the time periods before, at and after the Closing Date (and will permit such Persons to examine and copy such books and records to the extent reasonably requested by such Person, but subject to customary confidentiality agreements to the extent not already in place) and will cause its directors, officers and employees to furnish all information requested in connection with financial reporting and Tax matters (including financial and Tax audits and Tax contests), third-party litigation, dealing with Acquired Assets, Assumed Liabilities, Excluded Assets and Excluded Liabilities, and other similar business purposes. Neither Party will destroy or dispose of any such books and records without the prior written consent of the other Party; provided, however, that such Party in possession of such books and records will be entitled to destroy any of such books and records after the seventh anniversary of the Closing Date.

6.4 Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

6.5 Licensing of Intellectual Property. Except as specifically set forth in the License Agreement, Purchaser shall not have any right to any Intellectual Property of Seller other than any Intellectual Property that is specifically included as part of the Acquired Assets.

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6.6 Nonsolicitation.

(a) Except as expressly contemplated by this Agreement, for two years following the Closing Date, neither Party nor its Affiliates will (i) directly or indirectly solicit or seek to induce any employee of the other Party or any of its Affiliates to leave his or her employment or position with such other Party or any of its Affiliates or (ii) hire any person who was an employee of such other Party or any of its Affiliates within 90 days prior to the date of such hire.

(b) Notwithstanding the foregoing, the restrictions set forth in this Section 6.6 will not prohibit any Party and its Affiliates from: (i) hiring any Person who contacts the hiring Party or its Affiliates on his or her own initiative without any direct or indirect solicitation by or encouragement from such hiring Party, (ii) advertising employment opportunities in any national newspaper, trade journal or other publication in a major metropolitan area or any third-party Internet website posting, or negotiating with, offering employment to or employing any Person contacted through such medium, (iii) participating in any third-party hiring fair or similar event open to the public or negotiating with, offering employment to or employing any Person contacted through such medium or (iv) soliciting, negotiating with, offering employment to or employing any Person at any time (A) following 90 days after the termination by such Person of his or her employment with the non-hiring Party or any of its Affiliates or (B) at any time after the termination by the non-hiring Party or any of its Affiliates of such Person’s employment with the non-hiring Party or any of its Affiliates.

6.7 Payment of Excluded Liabilities. Seller will promptly pay all Excluded Liabilities when due. If Purchaser receives a claim or request for a payment that is an Excluded Liability, it will promptly forward such item to Seller.

6.8 Accounts Receivable. Purchaser will promptly forward or cause to be forwarded to Seller any and all proceeds from Accounts Receivable that are received by Purchaser after the Closing and were outstanding as of the Closing.

6.9 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such costs and expenses, whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided in this Agreement.

6.10 Payment of Assumed Liabilities. As of the Closing and thereafter, Purchaser will pay all Assumed Liabilities and, if Seller receives a claim or request for a payment that is an Assumed Liability, Seller will promptly forward such item to Purchaser.

6.11 Release of Seller Guarantees. Purchaser agrees to use all commercially reasonable efforts to cause each Seller Guaranty to be released and cancelled as of the Closing, and in furtherance thereof shall offer to each applicable landlord, as necessary, substitute security such as a letter of credit satisfactory to each landlord. Nothing in this Section shall be deemed to require Seller to waive any condition to Closing set forth herein. “Seller Guaranty” shall mean any direct obligation of Newell, Seller or any other Newell Affiliate under a Real Property Lease or any guaranty, letter of credit, indemnity or contribution agreement or other similar agreement entered into by Newell, Seller or any other Newell Affiliate in favor of any third party guaranteeing or assuring such third party of the payment of any actual or potential liability or obligation to such third party under a Real Property Lease.

6.12 Exclusivity. Seller shall and shall cause its employees, affiliates, directors, or representatives not to, directly or indirectly, provide information regarding Seller to, or initiate, negotiate, or hold any discussions or enter into any understanding or agreement with, any party other than Purchaser or its affiliates with respect to any Competitive Transaction (as defined below). To the extent such discussions or negotiations are on-going, they will be terminated. For purposes of this Agreement, a “Competitive Transaction” is a transaction involving, directly or indirectly, (a) the acquisition of the Business or any material portion of the assets of the Business, or the authorization of any advisors of Seller or any of its affiliates to take any action for the purposes of advancing any such acquisition with any party other than Purchaser or its affiliates, or (b) the taking any other action that is inconsistent with the implementation of this Agreement.

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6.13 Kitchen Electrics Inventory. On December 31, 2014 (the “Electrics Transfer Date”), Seller will transfer to Purchaser its entire then remaining inventory of Calphalon-branded kitchen electrics (the “Kitchen Electrics Inventory”). Current details as to the Kitchen Electrics Inventory are set forth in Schedule 6.13. Such Kitchen Electrics Inventory shall be transferred to Purchaser as-is, with all faults, and Seller makes no representation or warranty with respect to the Kitchen Electrics Inventory or the quality or condition thereof (with the exception of any representations and warranties of title set forth herein), and Seller expressly disclaims all implied warranties of merchantability of fitness for a particular purpose with respect thereto. During the period between the Closing and the Electrics Transfer Date, Seller shall continue to hold, sell and dispose of the Kitchen Electrics Inventory in the ordinary course of Seller’s business, including the fulfillment of orders placed by Purchaser pursuant to the Retailer Agreement. Any orders from Purchaser for Kitchen Electrics Inventory that are fulfilled by Seller prior to the Kitchen Electrics Transfer Date shall be fulfilled without charge except as set forth herein. Following the Electrics Transfer Date, Seller will ship the remaining Kitchen Electrics Inventory to the Leased Real Properties pursuant to the direction of Purchaser. If Purchaser has not provided Seller with such direction with respect to any Kitchen Electrics Inventory remaining in Seller’s possession on or prior to March 31, 2015, then Seller shall ship such remaining Kitchen Electrics Inventory to one or more Leased Real Properties selected by Seller. Purchaser shall reimburse Seller for all of Seller’s out-of-pocket costs and expenses associated with shipping the Kitchen Electrics Inventory to the Leased Real Properties within 30 days of the date of Seller’s invoice to Purchaser for such costs and expenses. In the event that the sum of the aggregate book value of the Kitchen Electrics Inventory remaining on the Electrics Transfer Date and the aggregate book value of all items of Kitchen Electrics Inventory transferred to Purchaser prior to the Kitchen Electrics Transfer Date is less than $1,000,000 (the “Electrics Inventory Shortfall”), then Seller shall within 30 days of the Electrics Transfer Date pay to Purchaser an amount in cash equal to the Electrics Inventory Shortfall multiplied by 1.25.

ARTICLE VII

EMPLOYMENT MATTERS

7.1 Employee Benefits.

(a) Continued Employment. Schedule 7.1(a) contains a list of all employees of Seller or any Affiliate of Seller who are exclusively employed in the Business as of the Closing Date (the “Employees”). Purchaser will, as of the Closing Date, extend offers of employment to each Employee to be effective as of the date that is 30 days immediately following the Closing (or such other date as mutually agreed to in writing by the Parties) (the “Employee Transfer Date”). The Employees who accept any offer of employment from Purchaser shall be referred to as “Transferred Employees.”

(b) Post-Closing Benefits Generally. Effective as of the Employee Transfer Date, Purchaser shall provide base salary or hourly wage rate, target cash incentives and employee benefits to Transferred Employees under Employee Benefit Plans maintained by Purchaser or its Affiliates, which benefits shall be substantially similar to those provided to Purchaser’s similarly situated employees; provided, however, that from the Employee Transfer Date through the first anniversary of the Employee Transfer Date (the “Benefits Continuation Period”), (i) such salary, hourly wage rate and target cash incentive shall be no lower than those provided such Transferred Employees immediately before the Closing Date, and (ii) such employee benefits shall be not substantially less favorable in the aggregate than those provided to such Transferred Employees under Seller’s Employee Benefit Plans immediately before the Closing Date, excluding however any equity incentives.

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(c) Severance. During the Benefits Continuation Period, if Purchaser or any of its Affiliates terminates the employment of any Transferred Employee or subjects any Transferred Employee to any indefinite lay-off, in each case other than for Cause (as defined below), or if any Transferred Employee voluntarily terminates employment either because Purchaser and its Affiliates have failed to honor the terms of employment required by Section 7.1(b) with respect to such Transferred Employee or because a condition of continued employment is such Transferred Employee’s agreement to relocate to a job site more than 35 miles from such Transferred Employee’s job site immediately before the Closing Date, Purchaser will pay to such Transferred Employee severance in an amount equal to the greatest of (i) the severance pay due under the applicable severance plan of Purchaser and its Affiliates, (ii) the severance pay that would have been due under the severance plan of Seller and its Affiliates that was applicable to such Transferred Employee immediately before the Closing Date, as set forth on Schedule 7.1(c) and (iii) the amount of severance and other benefits due or payable under Applicable Laws. For purposes of this paragraph, “Cause” means the Transferred Employee’s material and willful misconduct, willful refusal to perform his or her job responsibilities, or conviction of a felony or non-felony crime involving fraud or dishonesty that results in material injury to Purchaser.

(d) Credits. Purchaser shall credit the Transferred Employees for their service with Seller and its Affiliates (and any predecessors) up to the Employee Transfer Date for all purposes under the Employee Benefit Plans of Purchaser and its Affiliates, including for purposes of determining eligibility to participate, vesting, or qualification or eligibility for any benefit or privilege (including vacation, paid time off and severance) based on length of service (but not for determining benefit accruals under a defined benefit plan as defined in Section 3(2) of ERISA). Purchaser shall permit Transferred Employees (and their eligible spouses and dependents) to participate in the Employee Benefit Plans of Purchaser and its Affiliates without being subject to any limitations as to preexisting conditions, waiting periods, actively at work requirements and physical examination requirements, except to the extent any such Person has not satisfied any corresponding applicable waiting periods or limitations under the Employee Benefit Plans of Seller. Purchaser’s Employee Benefit Plans (or those of its Affiliates) shall credit each Transferred Employee (and any spouses and dependents) with the amount of deductibles, co-payments and out-of-pocket maximums (or similar adjustments or limitations on coverage) paid by such Transferred Employees under Seller’s Employee Benefit Plans during the calendar year or plan year, as applicable, in which the Employee Transfer Date occurs.

(e) Welfare Benefits Generally. Seller and its Affiliates shall be solely responsible for any claims of a Transferred Employee (or his or her eligible spouse and dependents) arising on or prior to the Employee Transfer Date under the Employee Benefit Plans that are welfare benefit plans within the meaning of Section 3(1) of ERISA and all short term disability or salary continuation plans (“Welfare Plans”), and Purchaser and its Affiliates shall be solely responsible for all claims incurred by a Transferred Employee (or his eligible spouse and dependents) after the Employee Transfer Date under any Welfare Plans. For purposes of the foregoing, a medical/dental claim will be considered incurred when the services giving rise to such claim are rendered, the supplies are provided or medication is prescribed, and not when the condition arose; provided, however, that claims relating to a hospital confinement will be deemed to be incurred on the first day of such hospitalization and not on the date that such services are performed. Claims for disability under any disability plan will be incurred on the date the Transferred Employee is first absent from work because of the condition giving rise to such disability and not when the Transferred Employee is determined to be eligible for benefits under the applicable Welfare Plan.

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(f) Vacation. From and after the Employee Transfer Date, Purchaser will assume and honor all vacation days and holidays for each Transferred Employee that accrued before the applicable date such Employee becomes an employee of Purchaser, and will hold harmless Seller and its Affiliates in respect of any liabilities with respect to such vacation and holidays, to the extent that Seller does not pay the Transferred Employee for accrued but unused days or holidays.

(g) 401(k) Plan. Purchaser shall cause one of its tax-qualified retirement plans intended to comply with Section 401(k) of the Code to accept a rollover by any Transferred Employee of any eligible rollover distribution in the form of cash and any outstanding loans from any plan of Seller that is qualified under Section 401(a) of the Code.

(h) Severance Reimbursement. If any Employee declines an offer of employment from Purchaser, such that Seller or any of its Affiliates is required to provide such Transferred Employee severance benefits in accordance with Schedule 7.1(c), and within 12 months following the Closing Date, Purchaser or any of its Affiliates hires such Employee, Purchaser will pay to Seller an amount equal to the severance benefits provided to such Transferred Employee by Seller or any of its Affiliates.

7.2 Acknowledgment by Purchaser. Purchaser is an informed and sophisticated buyer, and each has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Acquired Assets. Purchaser acknowledges and agrees that the Acquired Assets are sold subject only to the representations, warranties and covenants set forth in this Agreement, and Purchaser hereby accepts the Acquired Assets in the condition they are in on the Closing Date and assumes the Assumed Liabilities based on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller or any Affiliate of Seller, except for the representations and warranties of Seller expressly and specifically set forth in ARTICLE IV of this Agreement. Such representations and warranties delivered by Seller constitute the sole and exclusive representations and warranties of Seller to Purchaser in connection with the transaction contemplated by this Agreement, and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by Seller.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONSCONTEMPLATED BY THIS AGREEMENT

8.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that, if permitted by applicable Law, Purchaser may waive any one or more of the following conditions):

(a) there shall not be in effect any Law or Order enacted, issued, promulgated, enforced or entered by any court or other Governmental Authority of competent jurisdiction (each, a “Restraint”) that permanently enjoins, restrains or otherwise prohibits the consummation of the transactions contemplated hereby; provided, that, prior to invoking this condition, Purchaser shall have used commercially reasonable efforts to remove any such Restraint and shall have complied with all other terms of this Agreement;

(b) Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by Seller under this Agreement at or prior to the Closing;

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(c) the representations and warranties of Seller contained in ARTICLE IV shall be true and correct (without giving effect to any limitation or qualification contained therein relating to “materiality” or “Material Adverse Effect”) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only at and as of such date), except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedule but without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(d) Purchaser shall have received consents from each landlord under the Real Property Leases sufficient to permit Purchaser to use and occupy the applicable Leased Real Property in accordance with past practice of the Business, excluding any Real Property Leases which the landlord has elected to terminate under any recapture or similar provisions set forth in any such Real Property Lease, duly executed by each such landlord and Seller.

(e) Purchaser shall have obtained on terms and conditions reasonably satisfactory to it the letter of credit or other substitute security referred to in Section 6.11 hereof.

8.2 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that, if permitted by applicable Law, Seller may waive any one or more of the following conditions):

(a) there shall not be in effect any Restraint that permanently enjoins, restrains or otherwise prohibits the consummation of the transactions contemplated hereby; provided, that, prior to invoking this condition, Seller shall have used commercially reasonable efforts to remove any such Restraint and shall have complied with all other terms of this Agreement;

(b) Purchaser shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by Purchaser under this Agreement at or prior to the Closing;

(c) the representations and warranties of Purchaser contained in ARTICLE V shall be true and correct (without giving effect to any limitation or qualification contained therein relating to “materiality” at and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only at and as of such date), except where the failure of such representations and warranties to be so true and correct (giving effect to the applicable exceptions set forth in the Disclosure Schedule but without giving effect to any limitation or qualification as to “materiality” set forth therein) has not had, and would not reasonably be expected to have, a material adverse effect; and

(d) Seller shall have received consents, each substantially in the form attached as Exhibit F, from each landlord under the Real Property Leases (the “Landlord Consents”), excluding any Real Property Lease which a landlord has elected to terminate under any recapture or similar provision set forth in any such Real Property Lease, each duly executed by each such landlord and Purchaser.

8.3 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur.

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ARTICLE IX

TERMINATION; AMENDMENT; WAIVER

9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) Termination Date. At the election of Seller or Purchaser at any time after 5:00 p.m. U.S. Eastern Time on September 30, 2014 (the “Termination Date”) if the Closing shall not have occurred by such time on such date, provided that:

(i) the terminating Party is not in breach in any material respect of any of its representations, warranties, covenants, agreements or obligations hereunder in any manner that shall have significantly contributed to or resulted in the failure of the Closing to occur on or before the Termination Date;

(ii) if all of the conditions set forth in Section 8.1 have been satisfied as of the Termination Date (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), then Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 9.1(a), and if all of the conditions set forth in Section 8.2 have been satisfied as of the Termination Date (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), then Seller shall not be permitted to terminate this Agreement pursuant to this Section 9.1(a); and

(iii) if a Party has exercised its right to seek specific performance in accordance with the terms of this Agreement, the other Party shall have no right to terminate this Agreement without the prior written consent of the non-terminating Party, until the conclusion of such proceeding, inclusive of any appeals thereto;

(b) Mutual Written Consent. By mutual written consent of Seller and Purchaser;

(c) Breach by Purchaser or Failure to Close.

(i) Breach by Purchaser. By Seller if Seller is not in material breach of its obligations under this Agreement and there is a breach by Purchaser of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach: (A) would give rise to the failure of a condition set forth in Section 8.2(c); and (B) cannot be cured by Purchaser by the Termination Date, or if capable of being cured, shall not have been cured by the earlier of: (x) the 20th day following receipt by Purchaser of written notice of such breach from Seller stating its intention to terminate this Agreement pursuant to this Section 9.1(c)(i) and the basis for such termination; and (y) the Termination Date; or

(ii) Failure to Close. By Seller on or after the Termination Date if: (A) all of the conditions set forth in Section 8.1 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing); (B) Purchaser fails to consummate the Closing by the date by which the Closing should have occurred pursuant to Section 2.2; and (C) Seller confirms in writing to Purchaser that: (x) all of the conditions set forth in Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or will be waived by Seller; and (y) Seller is ready, willing and able to consummate the Closing;

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(d) Breach by Seller or Failure to Close.

(i) Breach by Seller. By Purchaser if Purchaser is not in material breach of its obligations under this Agreement and there is a breach by Seller of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach: (a) would give rise to the failure of a condition set forth in Section 8.1(c); and (b) cannot be cured by Seller by the Termination Date, or if capable of being cured, shall not have been cured by the earlier of: (1) the 20th day following receipt by Seller of written notice of such breach from Purchaser stating its intention to terminate this Agreement pursuant to this Section 9.1(d)(i) and the basis for such termination; and (2) the Termination Date; or

(ii) Failure to Close. By Purchaser on or after the Termination Date if: (A) all of the conditions set forth in Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing); (B) Seller fails to consummate the Closing by the date by which the Closing should have occurred pursuant to Section 2.2; and (C) Purchaser confirms in writing to Seller that: (x) all of the conditions set forth in Section 8.1 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or will be waived by Purchaser; and (y) Purchaser is ready, willing and able to consummate the Closing.

If Purchaser terminates this Agreement either (i) as the result of Seller’s failure to comply with Section 6.12 (Exclusivity) hereof or (ii) pursuant to Section 9.1(d)(ii) hereof, Seller shall immediately pay to Purchaser $150,000 to reimburse Purchaser for the fees and expenses incurred by it in connection with the negotiation of this Agreement and all related agreements and documents and the transactions contemplated by this Agreement and such related documents, including attorneys’ fees, and any due diligence work performed by Purchaser.

If Seller terminates this Agreement pursuant to Section 9.1(c)(ii) hereof, Purchaser shall immediately pay to Seller $150,000 to reimburse Seller for the fees and expenses incurred by it in connection with the negotiation of this Agreement and all related agreements and documents and the transactions contemplated by this Agreement and such related documents, including attorneys’ fees, and any due diligence work performed by Seller. If this Agreement is terminated for any reason other than due to a breach by Seller, Purchaser shall immediately pay to Seller the actual amount incurred by Seller and its affiliates for the full cost paid or payable by Seller or its affiliates in relation to the quality of earnings report in respect of the Business prepared by a third party engaged by Seller or its affiliate.

None of payments specified in this Section 9.1(d) shall be an exclusive remedy and, as such, each of the Parties shall have all of the remedies available to it under this Agreement, including those specified in Section 13.11.

(e) Prohibition of Transactions. By Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that the Parties shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement.

9.2 Procedure upon Termination. In the event of termination and abandonment by Purchaser or Seller pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by Purchaser or Seller.

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9.3 Effect of Termination.

(a) Relief of Duties and Obligations. In the event of the valid termination of this Agreement in accordance with Section 9.1 and Section 9.2, this Agreement shall forthwith become void and be of no further force or effect and the transactions contemplated hereby shall be abandoned, and there shall be no liability or obligation on the part of the Parties or any of their respective Affiliates or Representatives, except for obligations relating to confidentiality and publicity set forth in this Agreement, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties.

(b) Liability for Breaches Prior to Termination. Nothing in this Section 9.3 shall relieve the Parties of any liabilities or damages incurred or suffered by any Party as a result of a willful and material breach of its covenants, agreements, representations or warranties contained in this Agreement prior to the date of termination.

(c) Survival of Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 9.3 shall relieve the Parties of their obligations under the Confidentiality Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Survival. The representations and warranties made in this Agreement will terminate twelve months after the Closing Date (the “Expiration Date”), except that the representations and warranties set forth in Section 4.1 (Organization, Existence and Good Standing) and Section 4.2 (Authorization, Validity and Execution) (collectively, the “Fundamental Representations”) will survive indefinitely (subject to any applicable statute of limitation). No action or proceeding may be brought with respect to any of the representations and warranties unless written notice, setting forth in reasonable detail the claimed breach of warranty, is delivered before the Expiration Date to the Party alleged to have breached such representation or warranty. Any covenants or agreements in this Agreement that by their terms are to be performed after the Closing Date will survive until fully discharged (subject to any applicable statute of limitation).

10.2 Indemnification by Seller. Seller will indemnify Purchaser, its Affiliates and their respective officers, directors, employees and agents (the “Purchaser Indemnified Parties”) and hold them harmless from and against any Damages suffered or incurred by any such indemnified party to the extent arising from (a) any breach of any representation or warranty of Seller contained in this Agreement, (b) any breach of any covenant or agreement of Seller contained in this Agreement, or (c) the Excluded Liabilities.

10.3 Indemnification by Purchaser. Purchaser will indemnify Seller, its Affiliates, and their respective officers, directors, employees and agents (the “Seller Indemnified Parties”) and hold them harmless from and against any Damages suffered or incurred by any such indemnified party to the extent arising from (a) any breach of any representation or warranty of Purchaser contained in this Agreement; (b) any breach of any covenant or agreement of Purchaser contained in this Agreement; or (c) the Assumed Liabilities.

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10.4 Limitations on Indemnification and Damages.

(a) Seller will not have any liability and shall not be required to indemnify any Purchaser Indemnified Party under Section 10.2(a) with respect to any individual claim or item for a breach of a representation and warranty unless and until the Damages relating to such claim or item for which Seller would otherwise be required to indemnify the Purchaser Indemnified Parties exceeds $25,000.

(b) Seller shall not have any liability and shall not be required to indemnify any Purchaser Indemnified Party under Section 10.2(a) unless and until the total amount of Damages to the Purchaser Indemnified Parties exceeds, in the aggregate, $50,000.

(c) In all circumstances, and notwithstanding anything to the contrary in this Agreement, the maximum aggregate amount of Damages and/or payments for any type of claims for which Seller will be obligated to pay or indemnify the Purchaser Indemnified Parties and/or any Affiliate of Purchaser under Section 10.2(a) will be $500,000; provided, however, that, in the case of a breach of the Fundamental Representations there shall be no limitation.

(d) If any event occurs which would otherwise entitle any Party to assert a claim for indemnification under this ARTICLE VIII, no Damages will be deemed to have been sustained by such Party (i) to the extent of any Tax savings realizable by such Party with respect such event or (ii) with respect to any matter or claim for which such Party actually receives indemnification or other recovery from a third party, including an insurance company; provided, however, that if a Party receives any insurance proceeds or other compensation, with respect to such matter or claim, after having received any indemnification payment under this Agreement with respect to such matter or claim, such Party will promptly refund and pay to the other Party an amount equal to such insurance proceeds. Each Party will use commercially reasonable efforts to obtain all insurance proceeds or other payments from third parties that may be available with respect to any Damages for which it may be entitled to indemnification under this Agreement.

(e) Seller will not be liable under Section 10.2 for, and in no event shall Purchaser be entitled to recover or make a claim for any amounts in respect of, (i) any Damage which represents the cost of repairs, replacements or improvements insofar as they enhance the value of the repaired, replaced or improved asset above its value as of the Closing, or which represents the cost of repair or replacement in excess of the lowest reasonable cost of such repair or replacement, or (ii) consequential damages, special damages, incidental damages, indirect damages, punitive damages, damages consisting of business interruption or lost profits, damages for diminution in value of the Business or damages computed on a multiple of earnings, multiple of profits or multiple of cash flow and no other valuation methodology shall be used in calculating the amount of any Damages.

(f) If Purchaser or Seller has actual knowledge of any breach by the other Party of any representation, warranty or agreement contained in this Agreement, and, notwithstanding such actual knowledge, such Party proceeds with the Closing, such Party will be deemed to have waived such condition or breach and such Party and its successors, assigns and Affiliates will not be entitled to sue for any Damages or to assert any other rights or remedy for any Damages arising from such failure or breach, regardless of anything to the contrary contained in this Agreement or in any certificate delivered pursuant to this Agreement. For sake of clarity, Purchaser is deemed to have actual knowledge of all documents and materials contained in the virtual data room created by Seller with respect to the Business.

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(g) To the extent that a Party discharges any claim for indemnification under this ARTICLE X, such Party will be subrogated to all related rights of the indemnified party against third parties.

(h) Purchaser and Seller will, in connection with any claim for indemnification under ARTICLE X, use commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

(i) Purchaser may not avoid the limitations on liability set forth in this ARTICLE X by seeking damages for breach of contract, tort or pursuant to any other theory of liability, and Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, and agrees to indemnify Seller and its Affiliates from and against, any and all rights, claims and causes of action it may have against Seller or any of its Affiliates relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law or ordinance or otherwise. The Parties agree that the indemnification provision set forth in this Agreement were specifically bargained for and are reflected in the Purchase Price.

10.5 Exclusive Remedy. From and after the Closing and except as set forth in the Ancillary Agreements, the sole and exclusive remedy available to the Parties with respect to any and all claims of any kind, whether any such claim is based on warranty, contract, tort (including negligence or strict liability), indemnity or otherwise, relating to the subject matter of this Agreement or arising under this Agreement (including the sale of the Acquired Assets, the assumption of the Assumed Liabilities and the transactions contemplated by this Agreement), will be under the indemnification provisions set forth in this ARTICLE X and in ARTICLE XI. The Parties waive, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action of any kind, whether any such claim is based on warranty, contract, tort (including negligence or strict liability), indemnity or otherwise, they may have against each other relating to the subject matter of this Agreement, or arising under this Agreement, or relating to their decision to enter into this Agreement.

10.6 Procedures Relating to Indemnification.

(a) In the event of a third-party claim covered by the indemnification obligations of this ARTICLE X (a “Third-Party Claim”), the indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt by the indemnified party of written notice of the Third-Party Claim; provided, however, that any delay in giving such notification will not relieve the indemnifying party from its obligations under this ARTICLE X except to the extent the indemnifying party is prejudiced by the delay.

(b) The indemnifying party will control the defense of the Third-Party Claim at its expense and through counsel of its choice, subject to the indemnified party’s approval, which will not be unreasonably withheld. The indemnified party will cooperate with the indemnifying party in the defense of the Third-Party Claim and will make available to the indemnifying party, at the indemnifying party’s expense, all witnesses, pertinent records, materials, and information in its possession, custody, or control that the indemnifying party reasonably requests. Without the written consent of the indemnified party, which will not be unreasonably withheld, the indemnifying party will not settle any Third-Party Claim and will not consent to a judgment resolving such a claim unless the settlement or judgment includes a full release of the indemnified party with respect to the claim. The indemnified party will not settle a claim for which it is entitled to indemnification under this ARTICLE X without the written consent of the Indemnifying Party. The indemnified party will have the right to participate in the defense of a Third-Party Claim and to employ counsel at its own expense (except as provided in Section 10.6(c)), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party will control such defense.

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(c) If there is a conflict of interest (including the availability to the indemnified party of one or more defenses that are not available to the indemnifying party) that would prevent the same counsel from representing both the indemnified party and the indemnifying party, then the indemnified party will be entitled to retain separate counsel, reasonably acceptable to the indemnifying party. The indemnifying party will bear the reasonable expenses of the separate counsel provided that the indemnified party and such counsel contest the Third-Party Claim in good faith.

(d) In the event the indemnifying party fails to accept the management and control of the defense in a timely manner, the indemnified party shall have the right to choose counsel and to assume management and control of the defense at the indemnifying party’s expense, and the indemnifying party shall be entitled to participate in such defense at its own expense.

10.7 Tax Indemnification Matters. The above provisions of this ARTICLE X (other than Section 10.4(d)) will not apply to Tax indemnification matters, which matters will instead be governed solely by ARTICLE XI.

10.8 Counsel Representation. In any proceeding by or against any Purchaser Indemnified Party in which any Purchaser Indemnified Party asserts or prosecutes any claim under, or otherwise seeks to enforce, this Agreement, (a) no Purchaser Indemnified Party or their counsel will (and Purchaser will not permit them to) seek disqualification of Schiff Hardin LLP, (b) no Purchaser Indemnified Party will (and Purchaser will not permit them to) assert the attorney-client privilege against Schiff Hardin LLP or Seller or any of its Affiliates with respect to any communication or information contained in Schiff Hardin LLP’s possession or files and (c) each Purchaser Indemnified Party will (and Purchaser will cause them to) consent to the representation of Seller and its Affiliates by Schiff Hardin LLP, notwithstanding that Schiff Hardin LLP has or may have represented Seller or any of its Affiliates as counsel in connection with any matter, including any transaction (including the transactions contemplated by this Agreement), negotiation, investigation, proceeding or action, before the Closing.

ARTICLE XI

TAX MATTERS AND EXPENSES

11.1 Tax Indemnification.

(a) Seller will pay or cause to be paid, will be liable for, and will indemnify, defend and hold Purchaser and its Affiliates harmless from and against (i) any and all Excluded Taxes and (ii) any and all Damages incurred by Purchaser or any of its Affiliates to the extent arising out of or resulting from Seller’s breach of an agreement or covenant made in this ARTICLE XI.

(b) Purchaser will pay or cause to be paid, will be liable for, and will indemnify, defend and hold Seller and its Affiliates harmless from and against (i) any and all Taxes imposed on or payable with respect to the Business other than Excluded Taxes that are the responsibility of Seller under Section 11.1(a) and (ii) any and all Damages incurred by Seller or any of its Affiliates to the extent arising out of or resulting from Purchaser’s breach of an agreement or covenant made in this ARTICLE XI.

(c) Payment in full of any amount due from Seller or Purchaser under this Section 11.1 will be made to the affected Party in immediately available funds at least two Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, within 15 days after written demand is made for such payment.

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11.2 Preparation and Filing of Tax Returns.

(a) Seller will timely prepare and file or will cause to be timely prepared and filed (giving effect to any validly obtained extensions) any combined, consolidated or unitary Tax Return that includes Seller or any Affiliate of Seller.

(b) Purchaser will, except to the extent that such Tax Returns are the responsibility of Seller under Section 11.2(a), timely prepare and file or will cause to be timely prepared and filed all Tax Returns with respect to the Business. For any Straddle Period Tax Return relating to the Business that is the responsibility of Purchaser under this Section 11.2(b), Purchaser will deliver to Seller for its review, comment and approval (which approval will not be unreasonably withheld or delayed) a copy of such proposed Tax Return, including all reasonably necessary workpapers (accompanied by an allocation between the Pre-Closing Period and the Post-Closing Period of the Taxes shown to be due on such Tax Return) at least 90 days prior to the due date (giving effect to any validly obtained extensions) thereof. Except as otherwise required by applicable law or pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local or non-U.S. applicable Law), Purchaser will, and will cause its Affiliates to, prepare all Tax Returns in a manner consistent with past practices of Seller.

11.3 Refunds, Credits and Carrybacks.

(a) Seller and its Affiliates will be entitled to any refunds or credits of or against any Excluded Taxes. Purchaser will be entitled to any refunds or credits of or against any Taxes imposed on or payable with respect to the Business other than refunds or credits of or against Excluded Taxes.

(b) Purchaser will promptly forward to Seller or reimburse Seller for any refunds or credits due Seller (under this ARTICLE XI) after receipt thereof, and Seller will promptly forward to Purchaser or reimburse Purchaser for any refunds or credits due Purchaser (under this ARTICLE XI) after receipt thereof.

11.4 Tax Contests.

(a) If any Taxing Authority asserts a Tax Claim, then the Party to this Agreement first receiving notice of such Tax Claim promptly will provide written notice thereof to the other Parties to this Agreement; provided, however, that the failure of such Party to give such prompt notice will not relieve the other Parties of any of their obligations under this ARTICLE XI, except to the extent that the other Parties are actually prejudiced by such delay. Such notice will specify in reasonable detail the basis for such Tax Claim and will include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b) Seller will have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority (a “Tax Proceeding”) in respect of the Business for any taxable period that ends on or before the Closing Date.

(c) In the case of a Tax Proceeding for a Straddle Period of the Business, the Controlling Party will have the right to control, at its own expense, such Tax Proceeding; provided, however, that (i) the Non-Controlling Party will be entitled to participate in such Tax Proceeding, at its own expense, if such Tax Proceeding could have an adverse impact on the Non-Controlling Party or any of its Affiliates and (ii) the Controlling Party will not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, of the Non-Controlling Party.

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(d) The Controlling Party will indemnify and hold the Non-Controlling Party, its Affiliates and their respective officers, directors, employees and agents, harmless from any Taxes (and any related costs imposed by a court or other tribunal) arising out of or resulting from the Controlling Party’s failure to comply with its obligations under clauses (b) or (c) of this Section 11.4 as the case may be.

11.5 Seller’s Consolidated Returns. Notwithstanding any other provision of this Agreement, (a) Seller will be entitled to control in all respects, and neither Purchaser nor any of its Affiliates will be entitled to participate in, any Tax Proceeding with respect to any consolidated, combined or unitary Tax Return that includes Seller and (b) Seller will not be required to provide any Person with any consolidated, combined or unitary Tax Return or copy thereof that includes Seller (provided, however, that to the extent that such Tax Returns would be required to be delivered but for this Section 11.5(b), the Person that would be required to deliver such Tax Returns will instead deliver pro forma Tax Returns relating solely to Seller).

11.6 Cooperation. Each Party will, and will cause its Affiliates to, provide to the other Party such cooperation, documentation and information as either of them reasonably may request in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or an indemnity obligation under this ARTICLE XI or a right to refund of or credit for Taxes, (c) conducting any Tax Proceeding or (d) determining an allocation of Taxes between a Pre-Closing Period and Post-Closing Period. Such cooperation and information will include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or before the Closing Date until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (ii) ten years after the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them. Each Party will make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

11.7 Coordination. Claims for indemnification with respect to Taxes will be governed by this ARTICLE XI and Section 10.4(d) (but not by any other provision of ARTICLE X).

11.8 Tax Treatment of Payments. Seller and Purchaser and their respective Affiliates will treat any and all payments under ARTICLE X or this ARTICLE XI as an adjustment to the Purchase Price for Tax purposes unless they are required to treat such payments otherwise by applicable Tax laws.

11.9 Sales and Transfer Taxes. Purchaser will pay all sales, use, value-added, business, goods and services, transfer, real estate transfer, documentary, conveyancing or similar taxes or expenses that may be imposed as a result of the sale and transfer of the Acquired Assets (including any stamp duty or other tax chargeable in respect of any instrument transferring property and any taxes (other than income taxes) payable in connection with the sale and transfer of the Intellectual Property), together with any and all penalties, interest and additions to tax with respect thereto (“Transfer Taxes”), and Seller and Purchaser will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws.

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11.10 Property-Related Expense Apportionment. The following items relating to the Acquired Assets will be apportioned at the Closing in an equitable manner as of the close of business on the Closing Date (the “Adjustment Date”) so that the income and expense items with respect to the period up to and including the Adjustment Date will be for Seller’s account and the income and expense items with respect to the period after the Adjustment Date will be for Purchaser’s account. For purposes of this Section, the term “equitable manner” will mean that Seller will be allocated such items based on a fraction, the numerator of which is the number of days in the applicable period ending on the Adjustment Date and the denominator of which is the total number of days in such period, and Purchaser will be allocated the remainder:

(a) Personal property taxes, if any, on the basis of the fiscal year for which assessed. If the Closing Date will occur before the tax rate or assessment is fixed for any fiscal year, the apportionment of such taxes and payments at Closing will be based upon a reasonable estimate mutually agreed upon by Purchaser and Seller; provided, that Purchaser and Seller will recalculate and re-prorate said taxes and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual tax bills received for any such fiscal year.

(b) Utility charges and other apportionments and adjustments as are customarily apportioned upon the transfer of real and personal property in the county and state in which the subject property is located.

(c) To the extent any Taxes described in this Section are adjusted as a result of any Tax audit by a Governmental Authority or administrative or court proceeding initiated by a Governmental Authority, Purchaser and Seller will recalculate and re-prorate such Taxes and make the necessary cash adjustments promptly upon the resolution of such audit or proceeding.

ARTICLE XII

CERTAIN DEFINITIONS

12.1 Certain Definitions. The following terms, as used in this Agreement, have the following meanings:

“Accounts Payable” means all accounts payable primarily related to the Business incurred in the ordinary course of business as of the Closing Date.

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Accounting Principles” means the accounting methods, principles or calculations as set forth in Exhibit A, consistently applied.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Retailer Agreement, the License Agreement, the Transition Services Agreement, and the Human Resources Services Agreement.

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“Applicable Law” means any statute, law (including common law), ordinance, rule, regulation, order or decree promulgated by any Governmental Authority.

“Business” means the kitchen outlet retail business of Seller operated by Seller under the trade names “Calphalon”, “Calphalon Outlet”, “Calphalon Kitchen Outlet” and “Chef’s Outlet” at the Leased Real Properties, but excludes any and all other products or services of Seller or any of its Affiliates, including the Newell Rubbermaid® and Calphalon® trademarks and trade names.

“Business Days” means a day, other than a Saturday or a Sunday, on which banking institutions in the City of Atlanta, Georgia, are required to be open.

“Cash” means the consolidated cash and cash equivalents (including marketable securities and short-term investments) of the Business as of the close of business on the Closing Date, as determined in accordance with the Accounting Principles to the extent applicable.

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlling Party” means (i) with respect to Tax Proceedings described in Section 11.4(b), Seller, and (ii) with respect to Tax Proceedings described in Section 11.4(c), whichever of Seller or Purchaser is reasonably expected to bear the greater Tax liability in connection with a Straddle Period Tax Proceeding.

“Damages” means all damages, losses, fines, penalties, costs and expenses, including reasonable attorneys’ fees and expenses, incurred in investigating or defending a claim.

“Employee Benefit Plan” means an employee benefit plan, as such term is defined in Section 3(3) of ERISA.

“Environmental Claim” means any written notice of any action, lawsuit, proceeding, investigation or other claim brought under any Environmental Law.

“Environmental Laws” means any Applicable Law regulating the protection of the environment or natural resources, or pollution or contamination of the air, soil, surface water, drinking water or groundwater, and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., and the Clean Air Act, 42 U.S.C. § 740l-7671q, the Hazardous Materials Transportation Act, 42 U.S.C. §1801 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and the regulations promulgated pursuant thereto, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Taxes” means any (i) Income Taxes imposed on or payable with respect to Seller for any Pre-Closing Period, and (ii) Income Taxes of Seller or any of its Affiliates for which Seller may be liable; except that Excluded Taxes will not include (A) any Transfer Taxes, or (B) any liability for Taxes resulting from transactions or actions taken by Purchaser on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing except for transactions or actions undertaken in the ordinary course of business. For purposes of this Agreement, in the case of any Straddle Period, Income Taxes of Seller for the Pre-Closing Period will be computed as if such taxable period ended as of the close of business on the Closing Date.

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“Income Taxes” means U.S. federal, state or local or foreign net income or capital gain Taxes (but not any gross income Taxes and not any withholding Taxes or payroll, employment or employee Taxes), together with any interest or penalties imposed with respect thereto.

“Intellectual Property” means any (i) utility and design patents, (ii) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names (including all related sub-domain names), (iii) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, proprietary information, trade secrets, and confidential information, whether or not patented or patentable, (iv) copyrights, writings and other copyrightable works and works in progress, databases and software, (v) rights in respect of application systems and software, including computer software, programs and source disks, and related program documentation, tapes, manuals, forms, guides and other materials, computer hardware and other systems hardware and networking and communications assets, including servers, databases, backups and peripherals; (vi) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (vii) all registrations and applications for registration of any of the foregoing, and (viii) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world.

“Knowledge of Purchaser” means the actual knowledge of the existence or non-existence of a fact by Ellery W. Roberts.

“Knowledge of Seller” means the actual knowledge of the existence or non-existence of a fact by Todd Gill, Art Garcia and Jason Corrigan.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the financial condition or results of operations of the Business taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) the announcement or pendency of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which the Business participates, the U.S. economy as a whole or the capital markets in general or the markets in which the Business operates; (iii) compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any change in Applicable Laws or the interpretation thereof; (v) actions required to be taken under Applicable Laws; (vi) any change in GAAP or other accounting requirements or principles or any change in related laws, rules or regulations or the interpretation thereof; or (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America.

“Newell” means Newell Rubbermaid Inc., a Delaware corporation.

“Non-Controlling Party” means whichever of Seller or Purchaser is not the Controlling Party with respect to a Tax Proceeding described in Section 11.4.

“Permits” means all permits, approvals, authorizations, licenses or other registrations required by Governmental Authorities.

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“Permitted Encumbrances” means (i) (A) statutory Encumbrances for Taxes, assessments or governmental charges or levies on property not yet delinquent, or Encumbrances for Taxes payable by Seller the validity of which are being contested in good faith by appropriate proceedings and for which there are adequate reserves accrued on the Financial Statements in accordance with the Accounting Principles, (B) mechanics’, carriers’, workmen’s, and repairmen’s liens arising or incurred in the ordinary course of business and (C) Encumbrances arising under equipment leases with third parties entered into in the ordinary course of business; (ii) Encumbrances consisting of zoning or planning restrictions, Permits and other governmental restrictions or limitations on the use of real property or irregularities in title thereto which do not materially impair the use of such Leased Real Property in the operation of the Business as currently conducted; (iii) covenants, conditions and restrictions of record; (iv) private and public easements, rights of way and utility agreements, and roads or highways, if any; (v) any conditions that would be disclosed by a physical inspection or a current, accurate survey of any Leased Real Property; and (vi) the terms and conditions of the Real Property Leases.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Representatives” means a Party’s accountants, counsel, consultants, advisors and agents.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Tax” or “Taxes” means any income, alternative or add-on minimum, gross income or receipts, sales, use, value added, consumption, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, direct placement, employment, excise, severance, stamp, procurement, occupation, premium, property, escheat, environmental or windfall profit tax, custom, duty or other tax, together with any interest, additions or penalties with respect thereto.

“Tax Claim” means any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under ARTICLE XI.

“Tax Return” means any return, declaration, report, claim for refund, information return or similar statement filed or required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

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ARTICLE XIII

GENERAL PROVISIONS

13.1 Disclosure Schedule. Any disclosure in any section of the Disclosure Schedule of any Contract, Liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such Contract, Liability, default, breach, violation, limitation, impediment or other matter be “material,” shall not be construed against Seller as an assertion by Seller that any such Contract, Liability, default, breach, violation, limitation, impediment or other matter is, in fact, material. No reference to or disclosure of any item or other matter in the Disclosure Schedule will be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. Any disclosure in any section of the Disclosure Schedule shall be deemed to be fully disclosed regardless of whether it could have been listed in another section of the Disclosure Schedule. Any disclosure by Seller in any section of the Disclosure Schedule shall be deemed to be fully disclosed with respect to all other sections of the Disclosure Schedule regardless of whether such disclosure appears separately on the Disclosure Schedule. The Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and is not intended to constitute, and shall not be construed as constituting, any representations or warranties of Seller except as and to the extent provided in this Agreement, subject to the limitations and conditions provided for in this Agreement. The Disclosure Schedule may include items or information which Seller is not required to disclose under this Agreement; disclosure of such items or information shall not affect (directly or indirectly) the interpretation of this Agreement or the scope of any disclosure obligation under this Agreement. The attachments to the Disclosure Schedule form an integral part of the Disclosure Schedule and are incorporated by reference for all purposes as if set forth fully therein. The headings contained in the Disclosure Schedule are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any Contract or Applicable Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. The exceptions, modifications, descriptions and disclosures in any Schedule are made for all relevant purposes of this Agreement and are exceptions by Seller to all representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement to the extent applicable thereto.

The Parties acknowledge and agree that for a period of up to five Business Days following the execution of this Agreement Seller may update and supplement the Disclosure Schedule and, to the extent any such updates or supplements are made, Seller shall deliver such new items to Purchaser (such updates and supplements and new items referred to herein as “Updated Disclosures”). Notwithstanding anything in this Agreement to the contrary, Purchaser shall have an additional five Business Days following delivery thereof to review the Updated Disclosures and terminate this Agreement only if the Updated Disclosures would have or are reasonably expected to have a Material Adverse Effect on the Business and the Parties are not able to agree on mutually satisfactory modifications to the Updated Disclosures.

13.2 Assignment. Except as set forth below, this Agreement may not be assigned by any Party (including by operation of law in connection with a merger, or sale of substantially all the assets, of such Party) without the prior written consent of each of the other Parties.

13.3 No Third-Party Beneficiaries. Except for the Persons entitled to indemnification under ARTICLE X and ARTICLE XI, this Agreement is for the sole benefit of the Parties to this Agreement and does benefit or create any right or cause of action for any other Persons.

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13.4 Entire Agreement; Amendments. This Agreement, including any Exhibits and Schedules, and the agreements entered into pursuant to the terms of this Agreement, contain the complete and entire understanding of the Parties with respect to their subject matter. This Agreement supersedes all prior written or oral statements representations, warranties, promises, assurances, agreements and understandings between or among the Parties relating to or in connection with the subject matter of this Agreement. Each Party to this Agreement hereby acknowledges that they have not relied on any promise, representation or warranty that is not set forth in this Agreement. This Agreement may not be amended except in writing signed by all of the Parties.

13.5 Waiver. Except as otherwise specifically provided in Section 10.6(a), Section 11.4(a) or elsewhere in this Agreement, neither Party waives any rights under this Agreement by delaying or failing to enforce them.

13.6 Notices. Any notice or other communications required or permitted under this Agreement will be sufficiently given if delivered in person, transmitted via facsimile, or sent by registered or certified mail, postage prepaid, or recognized overnight courier service addressed as follows:

(a)	If to Purchaser:	Monrovia Cookware, Inc. c/o 1847 Holdings LLC 590 Madison Avenue 18th Floor New York, NY 10022 Attn: Chief Executive Officer Fax: (917) 793-5950

(b)	If to Seller:	Calphalon Corporation c/o Newell Rubbermaid Inc. Three Glenlake Parkway Atlanta, GA 30328 Attn: General Counsel Fax: (770) 677-8717

with a copy to:	Schiff Hardin LLP 233 S. Wacker Drive, Suite 6600 Chicago, IL 60606 Attn: David P. McHugh Fax: (312) 258-5600

or such other addresses or numbers and/or addressee as are furnished in writing by either Party, and such notice or communication will be deemed to have been given (i) as of the date so personally delivered or transmitted via facsimile, (ii) on the third Business Day after the mailing thereof or (iii) on the first Business Day after delivery by recognized overnight courier service.

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13.7 Interpretation. The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Exhibits and Schedule references are to the Articles, Sections, Exhibits and Schedule of this Agreement unless otherwise specified. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood be followed by the words “without limitation.” The words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa. The phrase “made available” in this Agreement will mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this Agreement will be in U.S. dollars.

13.8 Counterparts. This Agreement may be executed in counterparts. Signature pages delivered by facsimile or as an image file delivered by e-mail are binding.

13.9 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by the Arbitrator or a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.

13.10 Governing Law; Consent to Exclusive Jurisdiction.

(a) The interpretation and construction of this Agreement, and all matters relating to this Agreement, will be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware without giving effect to any conflict of law provisions thereof.

(b) Each of the Parties agrees that any legal action or proceeding with respect to this Agreement may be brought in the federal and state courts located in the State of Delaware, and, by execution and delivery of this Agreement, each Party to this Agreement irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the Parties irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each Party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address (set forth in Section 13.6) below its name and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof. Nothing in this paragraph will affect or eliminate any right to serve process in any other manner permitted by law.

13.11 Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or conferred by law or equity, upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to ARTICLE IX, the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

[Remainder of this Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Calphalon Corporation		Monrovia Cookware, Inc.

By:	/s/ John K. Stipancich	By:	/s/ Ellery W. Roberts
Name:	John K. Stipancich	Name:	Ellery W. Roberts
Title:	Executive Vice President, General Counseland Corporate Secretary	Title:	Chief Executive Officer

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EXHIBIT A

Accounting Principles

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EXHIBIT B

Form of Retailer Agreement

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 EXHIBIT C

Form of License Agreement

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EXHIBIT D

Form of Transition Services Agreement

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EXHIBIT E

Form of Human Resources Services Agreement

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EXHIBIT F

Form of Landlord Consent

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